UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2010
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On November 1, 2010, CVR Energy, Inc. (the “Company”) issued a press release announcing information regarding its results of operations and financial condition for the quarter and the nine months ended September 30, 2010, the text of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     The information in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being “furnished” and is not deemed “filed” by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor is it deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Item 8.01. Other Events.
     Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”) is a wholly-owned subsidiary of a limited partnership in which the Company owns all of the interests (other than the managing general partner interest and associated incentive distribution rights). CRNF previously announced on October 1, 2010 that it would move up its planned turnaround in response to a rupture that occurred to a high-pressure Urea Ammonium Nitrate (UAN) vessel at its Coffeyville, Kansas facility, to minimize impact on production. CRNF’s turnaround was substantially completed on October 29, 2010 and CRNF has resumed production, with the exception of its UAN plant, which we currently anticipate will be restarted later this month. Repairs to the UAN plant are expected to cost between $7 million and $10 million. Repair costs in excess of the $2.5 million deductible under our property insurance should be covered by insurance, limiting the financial impact of the incident. Until the UAN plant can be restarted, CRNF will continue to produce ammonia.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following exhibit is being “furnished” as part of this Current Report on Form 8-K:
99.1	Press release dated November 1, 2010, issued by CVR Energy, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: November 1, 2010

CVR ENERGY, INC.
By:	/s/ Edward Morgan
Edward Morgan
Chief Financial Officer and Treasurer